Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-207743, 333-211161 and 333-215479 on Form S-3 and Registration Statement No. 333-199501 on Form S-8 of our reports dated February 27, 2018, relating to the consolidated financial statements of Dominion Energy Midstream Partners, LP and subsidiaries and the effectiveness of Dominion Energy Midstream Partners, LP and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dominion Energy Midstream Partners, LP and subsidiaries for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Richmond, Virginia
February 27, 2018